EXHIBIT 99.1

[OMNIVISION LOGO]

H. Gene McCown

Chief Financial Officer

408-542-3000

OMNIVISION ANNOUNCES

FOLLOW-ON PUBLIC OFFERING

SUNNYVALE, Calif., — June 13, 2003 – OmniVision Technologies, Inc., (Nasdaq: OVTI), a market-leading independent supplier of CMOS CameraChipTM solutions for high-volume imaging applications, today announced that on June 12, 2003 it filed a registration statement with the Securities and Exchange Commission for a public offering of 3,000,000 newly issued shares and 125,000 shares offered by selling stockholders. OmniVision has also granted the underwriters an option to purchase an additional 468,750 shares to cover over-allotments.

The managing underwriters of the offering are J.P. Morgan Securities Inc., Needham & Company, Inc., Adams, Harkness & Hill, Inc., and A.G. Edwards & Sons, Inc. When available, a copy of the preliminary prospectus relating to the offering may be obtained from J.P. Morgan Securities, Inc., One Chase Manhattan Plaza, New York, NY 10081; Needham & Company, Inc., 445 Park Avenue, New York, NY 10022; Adams, Harkness & Hill, Inc., 60 State Street, Boston, MA 02109; and A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, Missouri 63103.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.